EXHIBIT 23.2


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                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Ridgewood Savings Bank of New Jersey:



We consent to the use of our report dated February 27, 1998 relating to the statements of financial condition of Ridgewood Savings Bank of New Jersey as of December 31, 1997 and 1996 and the related statements of income, equity, and cash flows for the years then ended included herein, and to the reference to our firm under the heading "Experts" and "Statements of Income" in the registration statement/prospectus, which registration statement/prospectus is also included in the notice required to be filed with the Federal Deposit Insurance Corporation.



                                             /s/KPMG Peat Marwick LLP

                                             KPMG Peat Marwick LLP



Short Hills, New Jersey
October 19, 1998